Exhibit 99

O’Sullivan Industries Announces New CEO

Lamar, MO, May 17, 2004. O’Sullivan Industries Holdings, Inc. today announces the appointment of Robert S. Parker as its new President and Chief Executive Officer succeeding Richard Davidson who has resigned these positions. Mr. Davidson will continue as a member of O’Sullivan Furniture’s Board of Directors and will assist during the transition period. Mr. Parker has also been named to the O’Sullivan Furniture Board of Directors and will also serve as President and CEO of the company’s domestic subsidiaries.

“O’Sullivan Furniture continues to move forward with several important initiatives that are beginning to create new top line growth and improving profitability for the company,” stated Richard Davidson, former President and CEO of O’Sullivan Furniture. “I am proud of the initiatives that are beginning to transform O’Sullivan Furniture into a stronger company, and I have the highest regard and respect for Bob. He has the knowledge, leadership and experience to take O’Sullivan Furniture to the next level. I will continue to watch the progress of O’Sullivan Furniture with great pride.”

Mr. Parker, age 58, joins O’Sullivan Furniture from Newell Rubbermaid, a global manufacturer and marketer of name-brand consumer products, where he served as Chief Operating Officer of the Sharpie/Calphalon Group since September 2003. From August 1998 through August 2003, he was Group President of Newell Rubbermaid’s Sharpie business segment. From October 1990 to August 1998, Mr. Parker was President of Sanford Corporation, both before and after its acquisition by Newell. As a recognized industry leader, Mr. Parker brings decades of experience dealing with many of the largest retailers in the world to O’Sullivan Furniture.

“Attracting a CEO candidate with the industry stature of Robert Parker is testament to what we think is the unrealized potential of O’Sullivan Furniture,” stated Harold Rosser, member of the O’Sullivan Furniture Board of Directors and Managing Director of Bruckmann, Rosser, Sherrill & Co., majority equity holder of O’Sullivan Furniture. “Bob’s intimate knowledge and dealings with many of the largest retail chains in the world will be invaluable as he begins the process of transforming O’Sullivan Furniture into a stronger company for the future. This appointment solidifies and strengthens O’Sullivan Furniture’s senior management team at a critical time in the company’s history.”

“During the past few years the RTA furniture industry as a whole has been dealt many challenges,” said Robert Parker, President and CEO of O’Sullivan Furniture. “These times provide an opportunity for O’Sullivan Furniture to build on the company’s current strengths and to continue its role as an industry leader in the future.”

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Stuart Schotte, Senior Vice President of Operations and Acting CFO (417) 682-4201